Exhibit 99.1

October 16, 2009

A. O. Smith reports record third quarter earnings of $1.14 per share; exceeding analysts’ estimates

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced third quarter net earnings of $34.6 million or $1.14 per share, exceeding analysts’ estimates. Included in earnings was a $3.0 million non-taxable net gain associated with the sale of a motor manufacturing plant in Shenzhen, China, and a $1.5 million tax benefit resulting from the closure of the 2005 and 2006 federal income tax returns. Collectively, these adjustments added $0.15 cents per share to third quarter results.

Strong growth in China, aggressive cost reduction throughout the organization, and a temporary decline in raw material costs contributed to the improved earnings. Sales in the third quarter of $501.5 million were approximately 17 percent lower than sales in the same period last year.

“Our expense reduction programs are having the desired impact on our financial performance,” Paul Jones, chairman and chief executive officer, said. “Our company has performed well despite tough economic conditions, and I am pleased to report we expect to generate between $190 and $200 million in operating cash flow this year compared to $107 million last year.”

Water Products

Third quarter sales of $336.7 million were approximately 10 percent lower than the same period in 2008, as Water Products continued to experience the effect of the U.S. housing market slow-down and reduced commercial construction activity. Third quarter water heater sales in China increased over 35 percent as a result of improved consumer confidence, success with new residential and commercial products, and expansion into new geographic markets.

Operating profit of $38.7 million was approximately 18 percent higher than 2008 third quarter operating profit of $32.8 million. Water Products Company benefited from higher-margin China volumes, its continued cost reduction activities, and lower steel costs. Operating margin improved to 11.5 percent compared with 8.8 percent for the third quarter of 2008.

Electrical Products

Electrical Products third quarter sales declined approximately 29 percent to $165.9 million compared with the same period one year ago. Sales of electric motors continue to be adversely affected by the slow-down in residential housing construction in the U.S. and global commercial construction markets.

Operating profit in the third quarter was $22.8 million, significantly higher than the $10.6 million earned in the 2008 third quarter, which included $2.1 million in pre-tax restructuring charges. The company continued to benefit from the restructuring initiatives completed in 2008 as well as ongoing expense reduction actions and lower raw material costs. A $3.0 million net gain associated with the sale of a plant in China and a $2.2 million LIFO benefit from reduced inventory levels also contributed to Electrical Products’ profit improvement. Third quarter operating margin was 13.7 percent compared with 4.6 percent for the same period last year.

Water treatment venture

On Sept. 17, A. O. Smith announced it had signed an agreement to purchase a majority interest in the water treatment business of Tianlong Holding Co. Ltd. of Hong Kong. A newly formed company, A. O. Smith (Shanghai) Water Treatment Products Co. Ltd., will hold the assets of the business and supply reverse osmosis water filtration products to the China residential and commercial markets as well as export markets throughout the world. The two companies anticipate closing the transaction in the fourth quarter.

“Entering the global water treatment industry is an important strategic initiative for A. O. Smith, and, in Tianlong, we are acquiring the market leader in China reverse osmosis residential water purification,” Jones said. Within 12 months of the close of the transaction, A. O. Smith plans to introduce a line of water treatment products in China to be sold under the A. O. Smith brand name. “The high quality products made by Tianlong are a perfect match for our well-known A. O. Smith branded products, which are currently sold in over 2,000 retail stores in China,” Jones pointed out. “We expect the new venture will earn in excess of its cost of capital in its first full year of operation under A. O. Smith ownership.”

Smith Investment transaction impact to reported results

The 2008 and 2009 nine-month and third quarter 2008 results were impacted by required GAAP accounting related to the company’s previously announced transaction with Smith Investment Company (SICO), which closed April 22, 2009. The third quarter 2009 results were not impacted by the transaction. The company believes that providing non-GAAP information is beneficial to investors in understanding the current and historical operations of the company. A reconciliation of GAAP to non-GAAP earnings and earnings per share calculations is shown as part of the financial statements that accompany this release. Future quarterly financial statements will not be affected by the transaction, however, the company will provide non-GAAP financial information for historical comparison purposes. The following tables contain both the GAAP and the Non-GAAP information:

	Third Quarter 2009		Third Quarter 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings (in $ millions)	$34.6	$34.6	$5.8	$21.4

Earnings Per Share	$1.14	$1.14	$0.61	$0.70

Shares Outstanding (in millions)	30.4	30.4	9.5	30.4

	First Nine Months 2009		First Nine Months 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings (in $ millions)	$58.6	$67.0	$21.7	$75.2

Earnings Per Share	$2.69	$2.21	$2.29	$2.48

Shares Outstanding (in millions)	21.8	30.3	9.5	30.3

Outlook

“Based on our performance through the first three quarters of this year, we are increasing 2009 guidance,” Jones commented. “We now forecast A. O. Smith’s full-year earnings will be between $2.95 and $3.10 per share on a GAAP basis and $2.60 and $2.75 per share on a non-GAAP basis.”

“We remain concerned about the economic recovery, particularly in the housing and commercial construction markets, and by significant increases in raw material costs in the last few months,” Jones cautioned. “These factors will continue to present challenges to our operating units as we conclude the year.”

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; expected restructuring savings realized; further adverse changes in customer liquidity and general economic and capital market conditions; the impact of acquisition accounting or non-GAAP financial measures on the company’s financial statements; or difficulties in closing on and integrating the proposed China acquisition, and realizing future growth and profit expectations. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2008 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2009	2008	2009	2008
Net sales	$501.5	$602.7	$1,481.9	$1,796.3
Cost of products sold	363.0	479.1	1,119.5	1,398.5

Gross profit	138.5	123.6	362.4	397.8

Selling, general and administrative	92.3	87.2	265.6	275.8
Restructuring and other charges / (income)	(3.0)	2.4	(1.5)	8.1
Interest expense	2.5	4.6	8.8	15.5
Other expense	0.6	1.5	2.1	1.1

	46.1	27.9	87.4	97.3
Tax provision	11.4	7.2	20.2	24.2

Earnings before equity loss in joint venture and discontinued operations	34.7	20.7	67.2	73.1
Equity loss in joint venture	(0.1)	(0.1)	(0.3)	(0.3)

Earnings from continuing operations	34.6	20.6	66.9	72.8

Discontinued SICO operations	—	(0.2)	—	0.1

Net earnings	34.6	20.4	66.9	72.9

Less: Net earnings attributable to noncontrolling interest	—	(14.6)	(8.3)	(51.2)

Net earnings attributable to A.O. Smith Corporation	$34.6	$5.8	$58.6	$21.7

Diluted Earnings Per Share of Common Stock
Before discontinued operations	$1.14	$0.64	$2.69	$2.28
Discontinued operations	—	(0.03)	—	0.01

Net	$1.14	$0.61	$2.69	$2.29

Average Common Shares Outstanding (000’s omitted)	30,400	9,483	21,758	9,483

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30 2009	December 31 2008
ASSETS:

Cash and cash equivalents	$69.2	$35.3
Receivables	367.9	363.5
Inventories	218.7	282.0
Deferred income taxes	36.6	64.2
Other current assets	30.7	46.6
Current assets - discontinued SICO operations	—	31.9

Total Current Assets	723.1	823.5

Net property, plant and equipment	407.6	419.1
Goodwill and other intangibles	589.9	583.4
Deferred income taxes	32.6	52.3
Other assets	39.2	50.4

Total Assets	$1,792.4	$1,928.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$287.6	$274.8
Accrued payroll and benefits	45.9	44.1
Product warranties	39.9	40.2
Long-term debt due within one year	21.1	17.5
Derivative contracts liability	5.5	73.0
Other current liabilities	61.9	61.9
Current liabilities - discontinued SICO operations	—	3.3

Total Current Liabilities	461.9	514.8

Long-term debt	210.7	317.3
Other liabilities	155.9	156.8
Pension liabilities	216.8	264.0
Redeemable Stock	—	12.6
Stockholders’ equity	747.1	663.2

Total Liabilities and Stockholders’ Equity	$1,792.4	$1,928.7

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months ended September 30
	2009	2008
Continuing
Operating Activities
Earnings from continuing operations	$66.9	$72.8

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	50.7	50.3
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	98.9	(42.0)
Noncurrent assets and liabilities	(22.9)	(9.3)
Other	4.2	3.2

Cash Provided by Operating Activities	197.8	75.0

Investing Activities
Capital expenditures	(37.9)	(44.3)
Net cash distributed with spin off of discontinued SICO businesses	(7.1)	—
Acquisition of businesses	(0.4)	—
Proceeds from sale of restricted marketable securities	8.9	12.0

Cash Used in Investing Activities	(36.5)	(32.3)

Financing Activities
Long-term debt repaid	(115.4)	(42.5)
Net proceeds from stock option activity	3.5	0.9
Dividends paid	(15.5)	(14.2)

Cash Used in Financing Activities	(127.4)	(55.8)

Discontinued
Cash Used in Discontinued Operations	—	(0.3)

Net increase / (decrease) in cash and cash equivalents	33.9	(13.4)
Cash and cash equivalents - beginning of period	35.3	54.9

Cash and Cash Equivalents - End of Period	$69.2	$41.5

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2009	2008	2009	2008
Net sales
Water Products	$336.7	$372.1	$1,012.8	$1,105.0
Electrical Products	165.9	231.9	472.0	694.9
Inter-Segment Sales	(1.1)	(1.3)	(2.9)	(3.6)

	$501.5	$602.7	$1,481.9	$1,796.3

Operating earnings
Water Products (1)	$38.7	$32.8	$104.3	$105.1
Electrical Products (2)	22.8	10.6	27.4	44.3
Inter-Segment earnings	—	—	(0.1)	(0.1)

	61.5	43.4	131.6	149.3

Corporate expenses (3)	(13.0)	(11.0)	(35.7)	(36.8)
Interest expense	(2.5)	(4.6)	(8.8)	(15.5)

Earnings before income taxes	46.0	27.8	87.1	97.0

Tax provision	11.4	7.2	20.2	24.2

Earnings from continuing operations	$34.6	$20.6	$66.9	$72.8

(1) includes equity loss in joint venture of:	$(0.1)	$(0.1)	$(0.3)	$(0.3)

(2) includes pretax restructuring and other charges / (income) of:	$(3.0)	$2.1	$(2.4)	$5.9

(3) includes pretax restructuring and other charges of:	$—	$0.3	$0.9	$2.2

A. O. SMITH CORPORATION

Reconciliation of Non-GAAP Data

(in millions, except per share amounts)

	Third Quarter		Nine Months
	2009	2008	2009	2008
Net Earnings, as reported	34.6	5.8	58.6	21.7
Add: Non-GAAP adjustments attributable to net earnings of non-controlling interest and SICO expenses	0.0	15.6	8.4	53.5

Adjusted Earnings	34.6	21.4	67.0	75.2

Average Common shares outstanding, as reported (1)	30.4	9.5	21.8	9.5
Add: Non-GAAP adjustments to weighted average Common shares attributable to non-controlling interest	0.0	20.9	8.5	20.8

Adjusted average Common shares outstanding	30.4	30.4	30.3	30.3

Earnings per Share, as reported	$1.14	$0.61	$2.69	$2.29

Adjusted Earnings per Share	$1.14	$0.70	$2.21	$2.48

(1)	Reported shares are calculated as the weighted average of SICO shares prior to the closing and A. O. Smith shares after the closing